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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):    [X] Form 10-K   [   ] Form 20-F [   ] Form 11-K  [ ] Form 10-QSB
                [ ] Form N-SAR

     For Period Ended: December 31, 2002
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form.  Please Print or type.

            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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   If the notification relates to a portion of filing checked above, identify the Item(s) to which the notification relates:
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                         PART I- REGISTRANT INFORMATION

                      Continental Southern Resources, Inc.
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                             Full Name of Registrant

                            Expression Graphics, Inc.
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                            Former Name if Applicable

                         111 Presidential Boulevard, Suite 158A
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            Address of Principal Executive Office (street and Number)

                        Bala Cynwyd, Pennsylvania 19004
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                            City, State, and Zip Code


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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is in the process of gathering accounting information relating to its various oil and gas interests necessary to complete the preparation of its financial statements. The foregoing reasons causing the Company's inability to timely file its Annual Report on Form 10-KSB for the fiscal year ended
December 31, 2002 could not be eliminated without unreasonable effort or expense.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Stephen P. Harrington, President        (610)              771-0680
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(Name)                                 (Area Code)     (Telephone Number)

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(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

           [X] Yes [] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject or portion thereof?
[ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      Continental Southern Resources, Inc.
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     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2003                      By: /s/ Stephen P. Harrington
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                                          Stephen P. Harrington, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                               ATTENTION

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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See U.S.C. 1001)
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